Put/Call Agreement

PUT/CALL AGREEMENT

PUT/CALL AGREEMENT (this “Agreement”) made and entered into as of May 4, 2007 by and between CIG Media LLC, a Delaware limited liability company (“CIG”), and NBC Universal, Inc., a Delaware corporation (“NBCU”).

W  I  T  N  E  S  S  E  T  H

WHEREAS, on May 3, 2007, ION Media Networks, Inc., a Delaware corporation (the “Company”), NBCU, NBC Palm Beach Investment I, Inc., a California corporation (“NBC Palm Beach I”), NBC Palm Beach Investment II, Inc., a California corporation (“NBC Palm Beach II”), and CIG entered into a Master Transaction Agreement (the “Master Agreement”) which provides for the restructuring of the Company’s ownership and capital structure;

WHEREAS, on the date hereof, NBC Palm Beach II and CIG have entered into a call agreement pursuant to which CIG has granted NBC Palm Beach II the right to acquire the Call Shares (as defined in the Master Agreement) (“NBCU Option I”);

WHEREAS, on the date hereof, the Company, NBC Palm Beach I and NBC Palm Beach II have entered into a call agreement pursuant to which the Company has granted NBC Palm Beach II the right to acquire 26,688,361 shares of Class B Common Stock, par value $0.001 per share, of the Company (“NBCU Option II”); and

WHEREAS, NBCU wishes to grant to CIG a put option and CIG wishes to grant to NBCU a call option on the Subject Securities (as defined below) on the terms and conditions specified herein.

NOW, THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, receipt of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1. Definitions. Terms not otherwise defined herein shall have the meaning set forth in the Master Agreement.

(a) As used herein, the following terms shall have the following meanings:

“Call Purchase Price” means an amount equal to the greater of (i) the accreted value of the Subject Securities including any accrued but unpaid dividends, plus the conversion price attributed to any Common Stock received by CIG and its Affiliates upon conversion, exchange or exercise of the Subject Securities (with no value attributed to any other shares of Common Stock owned by CIG and its Affiliates or the Warrant), and (ii) the Fair Market Value of the Subject Securities, in each case as of the date of delivery of the Call Exercise Notice.

“Fair Market Value” of the Subject Securities means the cash price that an unaffiliated third party would pay for the Subject Securities in an arm’s length transaction, based on the value of the Company as a going concern without taking into account any control premium or minority discount.

“FCC Application” means the application to be filed with the FCC if such application is required to be filed under the Communications Act, in connection with the exercise of the Call Right or the Put Right, as the case may be.

“LIBOR” means the London Interbank Offered Rate.

“Lien” means any mortgage, pledge, hypothecation, assignment, encumbrance, lien (statutory or other) or security agreement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement or any financing lease having substantially the same effect as any of the foregoing).

“Maximum Amount” means the sum of (i) the number of shares of Class A Common Stock owned by CIG and its Affiliates on the date of the Call Closing, excluding the Call Shares, and (ii) the number of shares of Class A Common Stock and Class D Common Stock into or for which the Subject Securities owned by CIG and its Affiliates on the earlier of the Call Closing or the Call Deadline (as defined in the Call Agreement) would be entitled to be converted, or exchanged or exercised.

“NBCU Securities” means, collectively, the following securities held from time to time by NBCU and its Affiliates: (i) Series B Convertible Subordinated Debt, (ii) Series A-3 Convertible Preferred, (iii) Series C Convertible Preferred, (iv) Series D Convertible Preferred, (v) Series E-1 Convertible Preferred, (vi) NBCU Option I, (vii) NBCU Option II, (viii) Common Stock issued upon conversion or exercise of any of the securities described in clauses (i) through (vii) or owned by NBCU or its Affiliates, and (ix) securities received in respect of any of the securities described in clauses (i) through (viii), whether by dividend, merger, capitalization, reorganization or otherwise.

“Permitted Liens” means (i) mechanics’, carriers’, repairmen’s or other like Liens arising or incurred in the ordinary course of business, (ii) Liens arising under original purchase price conditioned sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice, (iii) statutory Liens for Taxes not yet due and payable, (iv) Liens arising under federal or state securities laws and (v) Liens arising under the New Stockholders’ Agreement.

“Put Purchase Price” means an amount equal to the Fair Market Value of the Subject Securities as of the date of delivery of the Put Exercise Notice.

“Sell” means to sell, transfer, convey, assign or otherwise dispose of (but excluding any Sale to an Affiliate), either directly or indirectly, voluntarily or involuntarily, or by merger, sale, consolidation or otherwise; and the terms “Sale” and “Sold” shall have meanings correlative to the foregoing.

“Subject Securities” means, subject to Sections 5 and 9 hereof, the following securities in the amounts and to the extent owned by CIG and its Affiliates on the date of the exercise of the Put Right or the Call Right, as applicable, (i) Series A Convertible Subordinated Debt, (ii) Series B Convertible Subordinated Debt, (iii) Series A-1 Convertible Preferred, (iv) Series A-3 Convertible Preferred, (iv) Series B Convertible Preferred, (v) Series C Convertible Preferred, (vi) Series E-2 Convertible Preferred, (vii) the Warrant, (viii) Common Stock issued upon conversion or exercise of any of the securities described in clauses (i) through (vii) or owned by CIG, excluding the Call Shares, and (ix) securities received in respect of any of the securities described in clauses (i) through (viii), whether by dividend, merger, capitalization, reorganization or otherwise; provided, however, that the aggregate number of shares of Class A Common Stock and Class D Common Stock included in the Subject Securities, including shares of Class A Common Stock and Class D Common Stock into or for which the Subject Securities would be entitled to be converted, or exchanged or exercised, shall not exceed the Maximum Amount.

“Trigger Event” means the acquisition of securities of the Company representing more than 50% of the voting power of the Company outstanding at such time by (i) NBCU or any of its Affiliates, (ii) a group (as such term defined in Rule 13d-3 under the Exchange Act) comprised of NBCU or any of its Affiliates and any holder or holders of NBCU Option I, NBCU Option II, or other securities of the Company transferred by NBCU or any of its Affiliates or (iii) any other Person (other than CIG and its Affiliates) that has purchased, acquired or received securities of the Company from NBCU or any of its Affiliates, directly or indirectly, by merger, consolidation, sale, exchange or otherwise.

(b) The following terms have the meanings set forth in the Sections set forth below:

Definition	Section
“Agreement”	Preamble
“Call Exercise Notice”	2.2(b)
“Call Exercise Period”	2.2(a)
“Call Right”	2.2(a)
“Call Right Closing”	3(b)(i)
“CIG”	Preamble
“CIG Acceptance Period”	4(a)
“CIG First Offer”	5(a)

Definition	Section
“CIG First Offer Notice”	5(a)
“CIG Last Acceptance Period”	4(b)
“CIG Last Look Notice”	5(b)
“CIG Last Offer”	5(b)
“Company”	Recitals
“De Minimis Acceptance Period”	5(c)(i)
“De Minimis First Offer”	5(c)(i)
“De Minimis First Offer Notice”	5(c)(i)
“Master Agreement”	Recitals
“NBCU Acceptance Period”	5(a)
“NBCU Designee”	5(a)
“NBCU First Offer”	4(a)
“NBCU First Offer Notice”	4(a)
“NBCU Last Acceptance Period”	5(b)
“NBCU Last Look Notice”	4(b)
“NBCU Last Offer”	4(b)
“NBC Palm Beach I”	Recitals
“NBC Palm Beach II”	Recitals
“NBCU Option I”	Recitals
“NBCU Option II”	Recitals
“NBCU”	Preamble
“Put Exercise Notice”	2.1(b)
“Put Exercise Period”	2.1(a)
“Put Right”	2.1(a)
“Put Right Closing”	3(a)(i)
“Renewed Call Exercise Period”	2.3
“Renewed Put Exercise Period”	2.3
“Transferee”	8

SECTION 2. Put/Call Right.

2.1 Put Right of CIG. (a) For a period of thirty days following the occurrence of the Trigger Event (the “Put Exercise Period”), CIG shall have the right, upon the terms and subject to the conditions set forth in this Agreement, to require NBCU (or such Affiliates of NBCU as NBCU may designate) to purchase all but not less than all of the Subject Securities (the “Put Right”).

(b) CIG may exercise the Put Right at any time during the Put Exercise Period by delivery to NBCU of a written notice given in the manner specified in Section 8 hereof (the “Put Exercise Notice”) stating that CIG intends to exercise the Put Right. The Put Exercise Notice shall specify the Put Purchase Price as calculated by CIG.

(c) If NBCU disagrees with CIG’s calculation of the Put Purchase Price, NBCU shall deliver a written notice given in the manner specified in Section 8 hereof to CIG stating that it disagrees with CIG’s calculation of the Put Purchase Price in the Put Exercise Notice and setting forth in reasonable detail the basis of its disagreement with CIG’s calculation of the Put Purchase Price within 10 Business Days of NBCU’s receipt of the Put Exercise Notice, and CIG and NBCU shall in good faith seek to agree on the Put Purchase Price; provided, however, that if an agreement cannot be reached between CIG and NBCU with respect to the Put Purchase Price within 20 Business Days of receipt by CIG of NBCU’s notice of its disagreement with respect to CIG’s calculation of the Put Purchase Price, an independent, nationally recognized investment bank shall be appointed by CIG and NBCU (or in the event the parties cannot agree, chosen by the American Arbitration Association) to determine the Put Purchase Price and such determination shall be final and binding on CIG and NBCU.

(d) NBCU shall notify CIG of the occurrence of the Trigger Event by delivery to CIG of a written notice given in the manner specified in Section 8 hereof within three Business Days after the occurrence of the Trigger Event; provided, that in the event NBCU fails to deliver a notice pursuant to this Section 2.1(d), the Put Exercise Period shall not commence until the date that NBCU delivers such notice. The written notice with respect to the occurrence of the Trigger Event shall contain supporting detail reasonably necessary to evidence the occurrence of the Trigger Event.

2.2 Call Right of NBCU. (a) If CIG does not exercise the Put Right during the Put Exercise Period, for a period of thirty days following the expiration of the Put Exercise Period (the “Call Exercise Period”), NBCU shall have the right, upon the terms and subject to the conditions set forth in this Agreement, to require CIG and its Affiliates to sell to NBCU (or such Affiliates of NBCU as NBCU may designate) all but not less than all of the Subject Securities (the “Call Right”).

(b) NBCU may exercise the Call Right at any time during the Call Exercise Period by delivery to CIG of a written notice (the “Call Exercise Notice”) given in the manner specified in Section 8 hereof stating that NBCU intends to exercise the Call Right. The Call Exercise Notice shall specify the Call Purchase Price as calculated by NBCU.

(c) If CIG disagrees with NBCU’s calculation of the Call Purchase Price provided in the Call Exercise Notice, CIG shall deliver a written notice given in the manner specified in Section 8 hereof to NBCU stating that it disagrees with NBCU’s calculation of the Call Purchase Price in the Call Exercise Notice and setting forth in reasonable detail the basis of its disagreement with NBCU’s calculation of the Call Purchase Price within 10 Business Days of CIG’s receipt of the Call Exercise Notice, and CIG and NBCU shall in good faith seek to agree on the Call Purchase Price; provided, however, that if an agreement cannot be reached between CIG and NBCU with respect to the Call Purchase Price within 20 Business Days of the receipt by NBCU of CIG’s notice of its disagreement with respect to NBCU’s calculation of the Call Purchase Price, an independent, nationally recognized investment bank shall be appointed by CIG and NBCU (or in the event the parties cannot agree, chosen by the American Arbitration Association) to determine the Call Purchase Price and such determination shall be final and binding on CIG and NBCU.

2.3 Renewal of Put/Call Right. If, after the occurrence of the Trigger Event, CIG does not exercise the Put Right during the Put Exercise Period and NBCU does not exercise the Call Right during the Call Exercise Period, CIG may exercise the Put Right upon the terms and subject to the conditions set forth in the Agreement for a period of thirty days commencing on each of the first five anniversaries of the Trigger Event (each, a “Renewed Put Exercise Period”). If CIG does not exercise the Put Right during a Renewed Put Exercise Period, NBCU may exercise the Call Right upon the terms and subject to the conditions set forth in this Agreement for a period of thirty days commencing on the expiration of such Renewed Put Exercise Period (each, a “Renewed Call Exercise Period”).

SECTION 3. Closing.

(a) Put Right Closing. (i) The closing of the exercise of the Put Right (the “Put Right Closing”) shall take place no later than the fifth Business Day following the later of (x) the receipt of any required consent, approval, authorization or other order of, action by, or any required filing with or notification to, any Governmental Authority applicable to the purchase of the Subject Securities by NBCU or its designated Affiliate, including (A) the expiration or termination of any waiting period (and any extension thereof) under the HSR Act, and (B) approval by the FCC of the FCC Application, which approval shall have become a Final Order, subject to the last sentence of this Section 3(a)(i), and (y) the final determination of the Put Purchase Price pursuant to Section 2.1(c) hereof. The Put Right Closing shall occur at the place designated in the Put Exercise Notice. The requirement for a Final Order may be waived by NBCU in its sole discretion.

(ii) At the Put Right Closing, (x) CIG shall deliver to NBCU or its designated Affiliate certificates representing all of the Subject Securities, duly endorsed in blank or accompanied by stock or similar powers duly executed in blank, with all necessary stock transfer stamps or similar instruments, as applicable, affixed thereto, free and clear of all Liens other than Permitted Liens, and (y) NBCU shall pay by wire transfer in immediately available funds to the account or accounts specified by CIG (A) the Put Purchase Price, plus (B) accrued interest at a rate per annum equal to LIBOR (on the delivery date of the Put Exercise Notice) plus 100 basis points on the Put Purchase Price for the period from the date of the delivery of the Put Exercise Notice through the date of the Put Right Closing, minus (C) the value of dividends and other distributions that are paid in cash or in property, if any, and received by CIG and its Affiliates after the date of the delivery of the Put Exercise Notice with respect to the Subject Securities, plus accrued interest at a rate per annum equal to LIBOR (on the delivery date of the Put Exercise Notice) plus 100 basis points on the value of such received dividends and distributions for the period from the date of the distribution through the date of the Put Right Closing. CIG shall furnish necessary account information to NBCU in writing at least two Business Days prior to the date of the Put Right Closing.

(b) Call Right Closing. (i) The closing of exercise of the Call Right (the “Call Right Closing”) shall take place no later than the fifth Business Day following the later of (x) the receipt of any required consent, approval, authorization or other order of, action by, or any required filing with or notification to, any Governmental Authority applicable to the purchase of the Subject Securities by NBCU or its designated Affiliate, including, (A) the expiration or termination of any waiting period (and any extension thereof) under the HSR Act, and (B) approval by the FCC of the FCC Application, which approval shall have become a Final Order, subject to the last sentence of this Section 3(b)(i), and (y) the final determination of the Call Purchase Price pursuant to Section 2.2(c) hereof. The Call Right Closing shall occur at the place designated in the Call Exercise Notice. The requirement for a Final Order may be waived by NBCU in its sole discretion.

(ii) At the Call Right Closing (x) CIG shall deliver to NBCU or its designated Affiliate certificates representing all of the Subject Securities, duly endorsed in blank or accompanied by stock or similar powers duly executed in blank, with all necessary stock transfer stamps or similar instruments, as applicable, affixed thereto, free and clear of all Liens other than Permitted Liens, and (y) NBCU shall pay by wire transfer in immediately available funds to the account or accounts specified by CIG (A) the Call Purchase Price, plus (B) accrued interest at a rate per annum equal to LIBOR (on the delivery date of the Call Exercise Notice) plus 100 basis points on the Call Purchase Price for the period from the date of the delivery of the Call Exercise Notice through the date of the Call Right Closing, minus (C) the value of dividends and other distributions that are paid in cash or in property, if any, and received by CIG and its Affiliates after the date of the delivery of the Call Exercise Notice with respect to the Subject Securities, plus accrued interest at a rate per annum equal to LIBOR (on the delivery date of the Call Exercise Notice) plus 100 basis points on the value of such received dividends and distributions for the period from the date of the distribution through the date of the Call Right Closing. CIG shall furnish necessary account information in writing to NBCU at least two Business Days prior to the date of the Call Right Closing.

SECTION 4. Right of First Offer and Last Offer of CIG.

Any proposed Sale or series of related Sales by NBCU or its Affiliates of NBCU Securities representing more than 50% of the voting power of the Company on a fully-diluted basis as of the date of such proposed Sale shall be consummated only in accordance with the following procedures:

(a) NBCU shall first deliver to CIG a written notice (a “NBCU First Offer Notice”), which shall (i) state NBCU’s intention to Sell such NBCU Securities, the amount and type of the NBCU Securities to be Sold, the proposed Sale price therefor and all other material terms of the proposed Sale and (ii) offer (the “NBCU First Offer”) CIG the option to acquire all but not less than all of such NBCU Securities upon the terms and subject to the conditions of the proposed Sale as set forth in the NBCU First Offer Notice. The NBCU First Offer shall remain open and irrevocable for a period of 20 days after receipt of the NBCU First Offer Notice by CIG (the “CIG Acceptance Period”) (and, to the extent the NBCU First Offer is accepted during the CIG Acceptance Period, until the consummation of the Sale contemplated by the NBCU First Offer). CIG shall have the right and option to accept the NBCU First Offer for all (and not part) of such NBCU Securities at the price and on the terms and subject to the conditions set forth in the NBCU First Offer Notice, by delivering a written notice to NBCU within the CIG

Acceptance Period. In the event CIG accepts the NBCU First Offer during the CIG Acceptance Period, it shall have 30 days to consummate the acquisition of such NBCU Securities following the expiration or termination of all waiting periods under the HSR Act and receipt of all necessary FCC and other regulatory approvals applicable to such acquisition.

(b) If CIG shall fail during the CIG Acceptance Period to accept all of the NBCU Securities offered for Sale pursuant to, or shall reject in writing, the NBCU First Offer, NBCU may Sell such NBCU Securities to any Person or Persons at a price not less than the price and on terms not more favorable to the purchaser thereof than the terms, in each case as set forth in the NBCU First Offer Notice, at any time within 180 days (plus a sufficient number of days to allow for the expiration or termination of all waiting periods under the HSR Act and receipt of all necessary FCC and other regulatory approvals applicable to such Sale) after the expiration of the CIG Acceptance Period; provided, that NBCU shall, upon receipt of a bona fide offer (the “NBCU Last Offer”) from any Person or Persons with respect to such NBCU Securities, promptly deliver to CIG a written notice (a “NBCU Last Look Notice”), which shall identify the Person or Persons making the NBCU Last Offer and state the proposed offer price thereof, the amount and type of the NBCU Securities proposed to be acquired, the form of consideration proposed to be paid and all other material terms and conditions of the NBCU Last Offer, and CIG shall have the right and option, for a period of 10 Business Days upon receipt of the NBCU Last Look Notice by NBCU (the “CIG Last Acceptance Period”), to offer to acquire such NBCU Securities at the proposed offer price and upon the terms and subject to the conditions set forth in the NBCU Last Offer. In the event the CIG accepts the NBCU Last Offer during the CIG Last Acceptance Period, it shall have 30 days to consummate the acquisition of such NBCU Securities following the expiration or termination of all waiting periods under the HSR Act and receipt of all necessary FCC and other regulatory approvals applicable to such acquisition; provided, that such Person shall have 30 days to consummate the acquisition of such NBCU Securities following the expiration or termination of all waiting periods under the HSR Act and receipt of all necessary regulatory approvals (other than FCC approvals) applicable to such acquisition in the event that the Person or Persons making the NBCU Last Offer are not required to obtain any FCC approval in order to acquire the NBCU Securities.

(c) Sections 4(a) and 4(b) hereof shall terminate upon the earlier of (i) the second anniversary of the date hereof and (ii) the mandatory conversion of each and every class and series of Convertible Securities pursuant to the terms thereof. For the avoidance of doubt, NBCU or its Affiliates may pledge the NBCU Securities without being subject to Section 4(a) or 4(b) hereof so long as such rights shall apply to any Sale of such pledged NBCU Securities by the pledgee thereof. Any purported Sale of the NBCU Securities by NBCU and its Affiliates in violation of this Section 4 shall be null and void.

SECTION 5. Right of First Offer and Last Offer of NBCU.

Except as set forth in Sections 5(c) and 5(d) hereof, any proposed Sale of any Subject Securities by CIG or its Affiliates shall be consummated only in accordance with the following procedures:

(a) CIG shall first deliver to NBCU a written notice (a “CIG First Offer Notice”), which shall (i) state CIG’s intention to Sell such Subject Securities, the amount and type of the Subject Securities to be Sold, the proposed Sale price therefor and all other material terms of the proposed Sale and (ii) offer (the “CIG First Offer”) NBCU or a third party designated by NBCU (an “NBCU Designee”) the option to acquire all but not less than all of such Subject Securities upon the terms and subject to the conditions of the proposed Sale as set forth in the CIG First Offer Notice. The CIG First Offer shall remain open and irrevocable for a period of 20 days after receipt of the CIG First Offer Notice by NBCU (the “NBCU Acceptance Period”) (and, to the extent the CIG First Offer is accepted during the NBCU Acceptance Period, until the consummation of the Sale contemplated by the CIG First Offer). NBCU or an NBCU Designee, as the case may be, shall have the right and option to accept the CIG First Offer for all (and not part) of such Subject Securities at the price and on the terms and subject to the conditions set forth in the CIG First Offer Notice, by delivering a written notice to CIG within the NBCU Acceptance Period. In the event NBCU or an NBCU Designee, as the case may be, accepts the CIG First Offer during the NBCU Acceptance Period, such Person shall have 30 days to consummate the acquisition of such Subject Securities following the expiration or termination of all waiting periods under the HSR Act and receipt of all necessary FCC and other regulatory approvals applicable to such acquisition.

(b) If NBCU or an NBCU Designee, as the case may be, shall fail during the NBCU Acceptance Period to accept all of the Subject Securities offered for Sale pursuant to, or shall reject in writing, the CIG First Offer, CIG may Sell such Subject Securities to any Person or Persons at a price not less than the price and on terms not more favorable to the purchaser thereof than the terms, in each case as set forth in the CIG First Offer Notice, at any time within 180 days (plus a sufficient number of days to allow for the expiration or termination of all waiting periods under the HSR Act and receipt of all necessary FCC and other regulatory approvals applicable to such Sale) after the expiration of the NBCU Acceptance Period; provided, that CIG shall, upon receipt of a bona fide offer (the “CIG Last Offer”) from any Person or Persons with respect to such Subject Securities, promptly deliver to NBCU a written notice (a “CIG Last Look Notice”), which shall identify the Person or Persons making the CIG Last Offer and state the proposed offer price thereof, the amount and type of the Subject Securities proposed to be acquired, the form of consideration proposed to be paid and all other material terms and conditions of the CIG Last Offer, and NBCU or an NBCU Designee, as the case may be, shall have the right and option, for a period of 10 Business Days upon receipt of the CIG Last Look Notice by NBCU (the “NBCU Last Acceptance Period”), to offer to acquire such Subject Securities at the proposed offer price and upon the terms and subject to the conditions set forth in the CIG Last Offer. In the event NBCU or an NBCU Designee, as the case may be, accepts the CIG Last Offer during the NBCU Last Acceptance Period, such Person shall have 30 days to consummate the acquisition of such Subject Securities following the expiration or termination of all waiting periods under the HSR Act and receipt of all necessary FCC and other regulatory approvals applicable to such acquisition; provided, that such Person shall have 30 days to consummate the acquisition of such Subject Securities following the expiration or termination of all waiting periods under the HSR Act and receipt of all necessary regulatory approvals (other than FCC approvals) applicable to such acquisition in the event that the Person or Persons making the CIG Last Offer are not required to obtain any FCC approval in order to acquire the Subject Securities.

(c) Notwithstanding anything to the contrary in Sections 5(a) and 5(b) hereof, for any transaction of Subject Securities with an aggregate total value of $5,000,000 or less, but in no event exceeding an aggregate total value of $75,000,000 in any calendar year, in each case as the value measured by the stated liquidation preference or principal amount of the Subject Securities and assuming a value of $0.75 per share for Class A Common Stock, CIG and its Affiliates may seek to Sell any of its Subject Securities at any time subject to the satisfaction of the following conditions:

(i) CIG shall deliver to NBCU a written notice (a “De Minimis First Offer Notice”), which shall (i) state CIG’s intention to Sell Subject Securities, the amount and type of Subject Securities to be Sold, the proposed Sale price therefor and all other material terms of the proposed Sale and (ii) offer (the “De Minimis First Offer”) to NBCU or an NBCU Designee the right to acquire all but not less than all of such Subject Securities at the proposed purchase price and upon the terms and subject to the conditions of the proposed transfer as set forth in the De Minimis First Offer Notice. NBCU or an NBCU Designee, as the case may be, shall have the right and option to accept the De Minimis First Offer for all (and not part) of such Subject Securities at the price and upon the terms and subject to the conditions as set forth in the De Minimis First Offer, by delivering a written notice to CIG within five Business Days after receipt of the De Minimis First Offer Notice by NBCU (the “De Minimis Acceptance Period”). In the event NBCU or an NBCU Designee, as the case may be, accepts the De Minimis First Offer during the De Minimis Acceptance Period, such Person shall have 30 days from the acceptance of the De Minimis First Offer to consummate the acquisition of the Subject Securities.

(ii) if NBCU or an NBCU Designee, as the case may be, shall fail to accept during the De Minimis Acceptance Period all of the Subject Securities offered for Sale pursuant to, or shall reject in writing, the De Minimis First Offer, CIG and its Affiliates may Sell such Subject Securities to any Person or Persons at a price not less than the price and on terms not more favorable to the purchaser thereof than the terms, in each case as set forth in the De Minimis First Offer Notice, at any time within 90 days (plus a sufficient number of days to allow for the expiration or termination of all waiting periods under the HSR Act and receipt of all necessary FCC and other regulatory approvals applicable to such Sale) after the expiration of the De Minimis Acceptance Period.

(iii) For the avoidance of doubt, CIG shall not be obligated to provide NBCU with a CIG Last Look Notice for the Subject Securities that are subject to a De Minimis First Offer Notice.

(d) Sections 5(a), 5(b) and 5(c) hereof shall terminate upon the earlier of (i) the termination or expiration of the NBCU Option I or NBCU Option II, (ii) the Sale by NBCU and its Affiliates of the NBCU Option I or NBCU Option II to one or more Persons, other than the Persons acting with NBCU as a Group, or (iii) the Sale by NBCU or its Affiliates to one or more Persons, other than the Persons acting with NBCU as a Group, of securities of the Company representing, in the aggregate, more than 10% of the total voting power of the Company on a fully-diluted basis as of the Call Closing, or if the Call Closing does not occur, the later of the Exchange Offer Closing, the Exchange Offer Expiration or the closing of the Contingent Exchange; provided, that if NBCU and its Affiliates Sell to one or more Persons, other than the Persons acting with NBCU as a Group, securities of the Company representing, in the aggregate, in excess of 5%, but not more than 10%, of the total voting power of the Company as of the Call Closing, or if the Call Closing does not occur, the later of the Exchange Offer Closing, the Exchange Offer Expiration or the closing of the Contingent Exchange, NBCU and its Affiliates shall not have the right of CIG Last Offer described in Section 5(b) hereof.

(e) Sections 5(a), 5(b) and 5(c) hereof shall not bind any holder of the Subject Securities who acquires such Subject Securities from CIG and its Affiliates in compliance with this Section 5 and CIG and its Affiliates may pledge the Subject Securities without being subject to Section 5(a), 5(b) and 5(c) hereof so long as such rights shall apply to any Sale of such pledged Subject Securities by the pledgee thereof. Any purported Sale of the Subject Securities by CIG and its Affiliates in violation of this Section 5 shall be null and void.

SECTION 6. Representations and Warranties. Each party hereto represents and warrants to the other parties hereto as follows:

(a) Such party has been duly organized and is validly existing and in good standing under the laws of its jurisdiction of organization and has all requisite power and authority to carry on its business as presently conducted and proposed to be conducted.

(b) Such party has full power and authority to execute and deliver this Agreement and perform its obligations hereunder.

(c) This Agreement has been duly and validly authorized, executed and delivered by such party, and constitutes a valid and binding obligation of such party, enforceable against such party in accordance with its terms.

(d) The execution, delivery and performance of this Agreement by such party does not and will not (A) violate, conflict with, or constitute a breach of or default under such party’s organizational documents or (B) violate any Law applicable to such party.

(e) The execution, delivery and performance of this Agreement by it does not and will not (A) require it to obtain any consent, approval, authorization or other order of, or to make any filing, registration or qualification with any court, regulatory body, administrative agency or other governmental body (except for (i) the pre-merger notification and waiting period requirements of the HSR Act and the approval by the FCC of the FCC Application pursuant to Section 310(d) of the Communications Act, in each case in connection with the exercise of the Put Right or the Call Right, or (ii) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not prevent or materially delay the consummation by NBCU or its designated Affiliate of the transactions contemplated by this Agreement) or (B) violate, conflict with, constitute a breach or default under, or result in the imposition of a Lien on any of such party’s material properties pursuant to, any agreement, arrangement, commitment or undertaking to which such party is a party or by which such party is bound and which would adversely affect such party’s ability to perform its obligations hereunder.

(f) Such party is not a party to any agreement which is inconsistent with the rights of any party hereunder or otherwise conflicts with the provisions hereof.

SECTION 7. Additional Agreements

(a) Governmental Filings; Consents. Each of CIG and NBCU shall use, and shall cause its respective Affiliates to use, commercially reasonable best efforts to obtain all authorizations, consents, orders and approvals of all Governmental Authorities and officials that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement, including approval by the FCC of the FCC Application pursuant to Section 310(d) of the Communications Act and any approvals required under the HSR Act, and will cooperate fully with the other party in promptly seeking to obtain all such authorizations, consents, orders and approvals. As promptly as practicable but in no event later than 20 Business Days after giving the Put Exercise Notice or the Call Exercise Notice, as applicable, to the extent required by applicable Law, the parties hereto shall make and shall cause their respective Affiliates to make any filings required under the Communications Act, the HSR Act and other applicable Law. Each party hereto agrees to use its commercially reasonable best efforts to supply as promptly as practicable to the appropriate Governmental Authorities any additional information and documentary material that may be requested in connection with obtaining such authorizations, consents, orders and approvals, including the FCC Application or pursuant to the HSR Act.

(b) Inconsistent Actions. Once the FCC Application has been filed, and for so long as it is pending, none of NBCU, CIG nor any of their respective Affiliates shall take any action that could reasonably be expected to delay or hinder the grant of the FCC Application.

(c) Distribution. NBCU shall acquire the Subject Securities for investment purposes only and not with a view to any distribution thereof in violation of the Securities Act, and shall not sell any Subject Securities purchased pursuant to this Agreement except in compliance with the Securities Act and applicable state securities or “blue sky” laws.

(d) Legends. CIG agrees to, and shall request the Company to cause, the imprinting, for so long as appropriate, of substantially the following legends on certificates representing any of the Subject Securities, as applicable:

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS OF A STOCKHOLDERS’ AGREEMENT, DATED AS OF MAY 4, 2007, AMONG ION MEDIA NETWORKS, INC., CIG MEDIA LLC AND NBC UNIVERSAL, INC.

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS OF THE PUT/CALL AGREEMENT DATED AS OF MAY 4, 2007 BETWEEN NBC UNIVERSAL, INC. AND CIG MEDIA LLC.

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933 OR AN EXEMPTION THEREFROM AND, IN EACH CASE, IN COMPLIANCE WITH APPLICABLE STATE SECURITIES LAWS.

SECTION 8. Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be given when (and shall be deemed to have been duly given upon receipt) by delivery in person, by overnight courier, by facsimile or by registered or certified mail (postage prepaid, return receipt requested), to the respective parties at the following addresses (or such other address for a party as shall be specified in a notice given in accordance with this Section 8):

If to NBCU:

NBC Universal, Inc.
30 Rockefeller Plaza
New York, New York 10112
Attention: General Counsel
Tel: 212-646-7024
Fax: 212-646-4733

With a copy to:

Shearman & Sterling LLP
599 Lexington Avenue
New York, New York 10022
Attention: John A. Marzulli, Jr.
Tel: 212-848-8590
Fax: 646-848-8590

If to CIG:

CIG Media LLC
131 S. Dearborn Street, 32nd Floor
Chicago, Illinois 60603
Attention: Matthew B. Hinerfeld
Tel: 312-395-3167
Fax: 312-267-7628

with a copy to:

Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, NY 10004
Attention: Robert Schwenkel
Steven Steinman
Tel: 212-859-8000
Fax: 212-859-4000

9. Transferability of Put/Call Right. Either party hereto may assign all or any of its rights and obligations hereunder to its Affiliates, provided that no such assignment shall relieve the assigning party of its obligations hereunder. If CIG transfers any of its Subject Securities to a Person that is not an Affiliate (a “Transferee”) in compliance with Section 5 hereof, such Subject Securities shall cease to be Subject Securities and no longer be subject to the Put Right or the Call Right; provided, however, that if CIG transfers all or substantially all of the Subject Securities to a Transferee, CIG may assign all of its rights, including the Put Right, and obligations hereunder to such Transferee, provided that such Transferee expressly agrees in writing to be bound hereby and that such transferred Subject Securities shall remain subject to the Call Right and delivers a written notice of such transfer to NBCU immediately following the consummation of such transfer. Except as otherwise agreed in writing by NBCU, no Transferee shall be permitted to put any securities of the Company other than Subject Securities to NBCU or its Affiliates in connection with the exercise of the Put Right. NBCU shall have the right to assign all of its rights, including the Call Right, and obligations hereunder to any Person referred to in clauses (ii) or (iii) of the definition of Trigger Event in connection with the Trigger Event so long as NBCU assures the payments obligations of such Person at the Put Right Closing or the Call Right Closing, as applicable, and such Person expressly agrees in writing to be bound hereby and delivers a written notice to CIG immediately following the consummation of such assignment.

10. Miscellaneous. (a) The Transaction Agreements and the documents described therein or attached or delivered pursuant thereto set forth the entire agreement between the parties thereto with respect to the transactions contemplated by such agreements. Any provision of this Agreement may be amended or modified in whole or in part at any time only by an agreement in writing signed by all of the parties. No failure on the part of any party to exercise, and no delay in exercising, any right shall operate as a waiver thereof nor shall any single or partial exercise by any party of any right preclude any other or future exercise thereof or the exercise of any other right.

(b) If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

(c) This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

(d) No right, power or remedy conferred upon any party in this Agreement shall be exclusive, and each such right, power or remedy shall be cumulative and in addition to every other right, power or remedy whether conferred in this Agreement or now or hereafter available at law or in equity or by statute or otherwise. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in addition to any other remedy to which they are entitled at law or in equity.

(e) Each party shall execute and deliver such additional instruments and other documents and shall take such further actions as may be necessary or appropriate to effectuate, carry out and comply with all of the terms of this Agreement and the transactions contemplated hereby.

(f) The section headings, captions and table of contents contained in this Agreement are for reference purposes only, are not part of this Agreement and shall not affect the meaning or interpretation of this Agreement.

(g) This Agreement shall be binding upon and shall inure to the benefit of NBCU and CIG, and their respective successors and permitted assigns.

(h) All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense; provided, however, that any fees or expenses incurred with respect to the engagement of an investment banker by CIG and NBCU to settle disputes with respect to the calculation of the Put Purchase Price or the Call Purchase Price, as the case may be, shall be shared by CIG and NBCU in proportion to the relative differences between their respective calculations of the Put Purchase Price or the Call Purchase Price, as the case may be, and the amount determined by such investment banker.

(i) This agreement shall terminate and become of no further force and effect on the earliest to occur of (i) the Put Right Closing or the Call Right Closing, as the case may be, (ii) the later to occur of the termination (without exercise) of (x) NBCU Option I, and (y) NBCU Option II, (iii) the written consent of the parties hereto, (iv) the expiration of the fifth and final Renewed Call Exercise Period, and (v) the date when there are no Subject Securities.

(j) This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York applicable to contracts executed in and to be performed in that State. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any New York state or federal court sitting in the Borough of Manhattan of The City of New York. The parties hereto hereby (a) submit to the exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan of The City of New York for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement may not be enforced in or by any of the above-named courts.

(k) Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement. Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other hereto have been induced to enter into this Agreement, as applicable, by, among other things, the mutual waivers and certifications in this Section 10(k).

[Signature Page to Follow]

IN WITNESS WHEREOF, NBCU and CIG have caused this Agreement to be executed by their respective representatives on the date first above written.

CIG MEDIA LLC

By:	/s/ Matthew Hinerfeld
Name: Matthew Hinerfeld
Title: Managing Director and Deputy General Counsel

NBC UNIVERSAL, INC.

By:	/s/ Lynn A. Calpeter
Name: Lynn A. Calpeter
Title: Executive Vice President and Chief Financial Officer